Exhibit 23.1  Consent of PLS, CPA, a Professional Corporation, Certified Public Accountants

PLS CPA, A PROFESSIONAL CORP. t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

March 5, 2014

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 31, 2014, relating to the consolidated financial statements of Recursos Queliz, Inc. and its subsidiary as of August 31, 2013, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

 PLS CPA, A Professional Corp.

 San Diego, CA 92111